EXHIBIT 99(B)

Northrop Grumman S&MS Finance, LLC
Limited Liability Company Agreement
July 1, 2008

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Section 14.11	Amendments	15
Section 14.12	Conflicts with the Act	15
Section 14.13	Entire Agreement	15

Schedule A	Initial Managers of the Company
Schedule B	Initial Officers of the Company

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LIMITED LIABILITY COMPANY AGREEMENT OF
NORTHROP GRUMMAN S&MS FINANCE, LLC,
a Delaware limited liability company
     THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended and in effect from time to time, this “Agreement”) is made and entered into as of the 1st day of July, 2008, pursuant to the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et. seq., as amended (as further amended or otherwise modified from time to time, the “Act”), by Northrop Grumman Space & Mission Systems Corp. (together with its successors and permitted assigns, the “Member”).
     WHEREAS, the Member has formed Northrop Grumman S&MS Finance, LLC (the “Company”) as a Delaware limited liability company under the Act;
     WHEREAS, the Member hereby adopts and approves the Certificate of Formation of the Company;
     WHEREAS, the Company has not yet commenced operations; and
     WHEREAS, the Member is hereby entering into this Agreement to form and provide for the governance of the Company and the conduct of its business and affairs.
     NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties hereto, the undersigned hereby agree as follows:
ARTICLE 1
FORMATION OF COMPANY
     Section 1.01 Formation. The Certificate of Formation, complying with the applicable requirements of the Act, has been duly filed with the Secretary of State of the State of Delaware on July 1, 2008, File Number 4567044 (as such articles may be amended, corrected, restated or otherwise modified and in force from time to time, the “Certificate of Formation”). Upon the filing of the Certificate of Formation, the person filing the same ceased to be an authorized person of the Company. The Board of Managers (as defined in Section 3.01 below) may designate any person for purposes of executing such further documents and to take such further action as shall be appropriate or necessary to comply with the requirements of law for the formation and operation of a limited liability company in all states and counties where the Company elects to carry on its business.
     Section 1.02 Term. The term of the Company shall continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement.
     Section 1.03 Name. The name of the Company shall be “Northrop Grumman S&MS Finance, LLC”.
     Section 1.04 Place of Business. The Company may locate its places of business at any place or places as the Board of Managers may deem advisable.
     Section 1.05 Registered Office and Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be as specified in the Certificate of Formation from time to time. The Board of Managers may designate a different registered agent for service of process on the Company by designating any person to amend the Certificate of Formation in accordance with the Act to change such registered agent.
     Section 1.06 Members. The Member is the sole member admitted to the Company on the date hereof. Unless and until additional members are admitted to the Company pursuant to Section 8.05, the Member will own 100% of the “limited liability company interests” (as such term is defined in the Act) of the Company (the “Interests”).
ARTICLE 2
BUSINESS OF COMPANY
     Section 2.01 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business, purpose or activity, whether or not for profit, for which limited liability companies may be formed under Delaware law.
     Section 2.02 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement and the Act, the Company shall have the right, power and authority to engage in all activities and transactions necessary or desirable to accomplish its purposes and to do any other act or thing incidental or ancillary thereto, including the following:
          (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any personal property which may be necessary, convenient or incidental to the accomplishment of any purpose of the Company;
          (b) act as a trustee, nominee, bailee, manager, agent or in some other fiduciary capacity for any person or entity (each, a “Person”) and to exercise all of the authorities, powers, duties and rights and perform all of the obligations and responsibilities associated therewith, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          (c) offer, issue, and sell notes, bonds, debentures and other securities, in public or private sale, including debt issued under an indenture, in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the securities or other assets of the Company;
          (d) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any indenture under which such indebtedness is issued or any mortgage or security agreement securing such indebtedness;
          (e) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
          (f) lend money to, or purchase notes, bonds, debentures or other securities from, affiliates of the Company, including the Member;
          (g) enter into, perform and carry out contracts of any kind, including contracts with any Person affiliated with the Company, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

          (h) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants, and pay reasonable compensation for such services;
          (i) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company;
          (j) enter into interest rate, basis, currency, hedge or other swap agreements or cap, floor, put, call, option, exchange or collar agreements, derivative agreements, or other agreements similar to any of the foregoing; and
          (k) exercise any powers or privileges incidental to any of the foregoing, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.
ARTICLE 3
BOARD OF MANAGERS
     Section 3.01 Board of Managers. The business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the “Board” or “Board of Managers”). All actions of the Board of Managers must be taken at a duly authorized meeting of the Board of Managers as provided in Section 3.03 or by written consent as provided in Section 3.08.
     Section 3.02 Number, Election, Vacancies, and Term of Office.
          (a) The number of individuals who shall constitute the whole Board of Managers shall be no less than two (2) nor more than five (5) members (each, a “Manager”), with the exact number of Managers to be set by the Member. The number of Managers on the date hereof, and their respective names, are set forth on Schedule A.
          (b) The Member shall have the exclusive right and authority at any time and from time to time to elect, designate or appoint the Managers, including to fill vacancies on the Board of Managers arising by reason of the death, resignation, disqualification or removal of any Manager or other cause.
          (c) Each Manager shall hold office until his or her successor is elected and qualified or until such Manager’s earlier death, resignation or removal. Managers need not be Members.
     Section 3.03 Regular Meetings. (a) Regular meetings of the Board of Managers or any committee thereof shall be held at such place or places, within or outside the State of Delaware, on such date or dates, and at such time or times as shall have been established by the Board of Managers or such committee, as the case may be, and publicized among all Managers members thereof. A notice of each regular meeting shall not be required.
     Section 3.04 Special Meetings. Special meetings of the Board of Managers may be called by one-third (1/3) of the Managers (rounded up to the nearest whole number) or by the President, and shall be held at such place, within or outside the State of Delaware, on such date, and at such time as they or he or she shall fix. Special meetings of any committee of the Board of Managers may be called by one-third (1/3) of the members thereof (rounded up to the nearest whole number) or by the chairperson of such committee, and shall be held at such place, within or outside the State of Delaware, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each Manager serving thereon by whom it is not waived by mailing written notice of the same not less than five (5) days before the meeting, by facsimile transmission, or by any other means of Electronic Transmission (as defined in Section 6.01 below) for which delivery to the target device or account is generally accomplished within an hour of the transmission, not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
     Section 3.05 Quorum. At any meeting of the Board of Managers or any committee thereof, a majority of the members of the Board of Managers or such committee, as the case may be, shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
     Section 3.06 Participation in Meetings by Conference Telephone. Members of the Board of Managers, or of any committee thereof, may participate in a meeting of the Board of Managers or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting. If all the participants are participating by telephone conference or such other communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
     Section 3.07 Conduct of Business. At any meeting of the Board of Managers or any committee thereof, business shall be transacted in such order and manner as the Board of Managers or such committee may from time to time determine, and, except if a greater number is required by applicable law or as provided by the resolutions establishing a committee, all matters shall be determined by the vote of a majority of the members of the Board of Managers or such committee, as the case may be, present.
     Section 3.08 Actions by Written Consent. Any matter that is to be voted on, consented to or approved by the Board of Managers or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all Managers serving on the Board of Managers or such, as the case may be, and the consent or consents are filed with the minutes of proceedings of the Board of Managers or such committee, as the case may be. A consent transmitted by a Manager by Electronic Transmission shall be deemed to be written and signed for purposes of this Section 3.08.
     Section 3.09 Powers. The Board of Managers shall have the rights, powers, authorities and privileges in the name and on behalf of the Company to carry out each and every right, power, authority or privilege granted to the Company, including the exercise of each of the rights, powers, authorities and privileges set forth in Section 2.02. The Board of Managers shall have full and complete right, power, authority and discretion to manage and control the business, affairs, activities and properties of the Company; to make all decisions regarding those matters; to perform, directly or through agents, officers, or other representatives, any and all other acts and activities customary or incident to the management of the business, affairs, activities and properties of the Company; and to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, including the unqualified powers:
          (a) to make distributions to the Member from time to time in accordance with law;
          (b) to purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

          (c) to authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;
          (d) to hire, suspend, remove and terminate Officers, employees and agents, with or without cause, including accountants, consultants and all other professionals (including legal counsel) providing services to the Company, and fixing the salaries (if any) and other compensation (if any) of such employees and agents;
          (e) from time to time to devolve the powers and duties of any Officer upon any other person for the time being, or to delegate any of the powers or authorities of the Board of Managers to one or more Officers;
          (f) to adopt from time to time such stock option, stock purchase, bonus or other compensation plans for Managers, Officers, employees and agents of the Company and its subsidiaries as it may determine;
          (g) to adopt from time to time such insurance, retirement, and other benefit plans for Managers, Officers, employees and agents of the Company and its subsidiaries as it may determine; and.
          (h) to adopt from time to time regulations, not inconsistent with this Agreement, for the management of the Company’s business and affairs;
          (i) to authorize the issuance of limited liability company interests in the Company from time to time, as appropriate;
          (j) to open, operate and close bank accounts and term deposits;
          (k) to draw, accept, endorse, or discount cheques, drafts, bills of exchange, notes, and other instruments or orders for the payment of money;
          (l) to purchase, receive, dispose of and otherwise deal in all securities, checks, money and other assets or liabilities of the Company;
          (m) to enter into credit agreements, overdraft credit facilities, borrowing arrangements and cash management agreements;
          (n) to effect foreign exchange transactions;
          (o) to enter into interest rate, basis, currency, hedge or other swap agreements or cap, floor, put, call, option, exchange or collar agreements, derivative agreements, or other agreements similar to any of the foregoing related to the financing activities of the Company;
          (p) to make guarantees, indemnities, or any other undertakings or credit support in relation to guarantees, letters of credit, credit agreements, other undertakings or any documents related to or ancillary to the aforementioned documents or agreements, including giving over any form of security, or making any other arrangements concerning, any property of the Company, including bills of exchange, bills of lading, warehouse certificates; insurance policies, and share and debenture certificates;
          (q) to open, maintain and close accounts with brokers and to give instructions or directions in connection therewith;

          (r) to maintain one or more offices in any state and in connection therewith rent or acquire office space and do such other acts as may be advisable in connection with the maintenance of such offices;
          (s) to offer, issue, and sell notes, bonds, debentures and other securities, in public or private sale, and execute any indenture, underwriting agreement, placement agency agreement, in connection therewith;
          (t) to lend money to other persons, including affiliates of the Company (including the Member); and
          (u) generally to exercise or delegate all powers, authorities and rights; and perform or delegate the authority to perform all other acts, to do all other things, to issue all securities and instruments, and to enter into all other agreements, undertakings and arrangements, which the Board of Managers reasonably determines are incidental to any of the foregoing or necessary or appropriate for the conduct, promotion or attainment of the business, purposes or activities of the Company.
     Section 3.10 Compensation of Board of Managers; Expenses. Managers, as such, may receive, pursuant to resolution of the Board of Managers, fixed fees and other compensation for their services as Managers, including their services as members of committees of the Board of Managers.
     Section 3.11 Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed, with or without cause, by the Member.
     Section 3.12 Committees of the Board of Managers.
          (a) The Board of Managers, by a vote of a majority of the whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect one or more Managers to serve as the member or members, designating, if it desires, other Managers as alternate members who may replace any absent or disqualified member at any meeting of the committee.
          (b) Any committee so designated may exercise the power and authority of the Board of Managers to make a distribution, to authorize the issuance of limited liability company interests, to admit a new member, or to adopt a certificate of merger or consolidation pursuant to Section 209 of the Act, if the resolution which designates the committee or a supplemental resolution of the Board of Managers shall so provide.
          (c) In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another Manager to act at the meeting in the place of the absent or disqualified member.
ARTICLE 4
OFFICERS
     Section 4.01 Designation of Officers. The officers of the Company (each, an “Officer”) shall consist of the Managers (each of whom shall automatically hold the office designated as “Manager” of the Company for so long as such individual serves as a member of the Board of Managers), a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Managers. Any number of offices may be held by the same person.
     Section 4.02 Appointment of Officers. Officers shall be appointed by the Board of Managers from time to time. The Officers of the Company on the date hereof and their respective offices are set forth on Schedule B. Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.
     Section 4.03 Duties of Officers. The Officers shall have such powers, authorities and duties in the management of the business and affairs of the Company as provided in this Section 4.03 and as the Board of Managers, or any duly authorized committee thereof, may from time to time prescribe, subject to the control and direction of the Board of Managers and, if applicable, such committee.
          (a) President. The President shall be the chief executive officer of the Company. Subject to the provisions of this Agreement and to the direction of the Board of Managers, he or she shall have the responsibility for the general management and control of the business and affairs of the Company and shall perform all duties and have all powers which are commonly incident to the office of chief executive. He or she shall have power to sign all contracts and other instruments of the Company which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Company.
          (b) Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Managers or any duly authorized committee thereof. One (1) Vice President shall be designated by the Board to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.
          (c) Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Company. He or she shall make such disbursements of the funds of the Company as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Company.
          (d) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Member and the Board of Managers and each committee thereof. He or she shall have charge of the corporate books.
     Section 4.04 Delegation of Authority. The Board of Managers, or any duly authorized committee thereof, may from time to time delegate the powers or duties of any Officer to any other Officers or agents of the Company, notwithstanding any provision hereof.
     Section 4.05 Removal. Any Officer (other than a Manager) may be removed at any time, with or without cause, by the Board of Managers.
     Section 4.06 Resignation. Any Officer may resign at any time by giving written notice to the Board of Managers; provided that any Officer resigning from the office of “Manager” must concurrently resign as a member of the Board of Managers. Any resignation shall take effect at the date of receipt of that notice or any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.
     Section 4.07 Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Managers, the President or any Officer authorized by the President shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Company may hold securities and otherwise to exercise any and all rights and powers which this Company may possess by reason of its ownership of securities in such other corporation.
ARTICLE 5
MANAGERS AND OFFICERS
     Section 5.01 Fiduciary Duties. Except as otherwise provided in this Agreement, in exercising their rights and performing their duties under this Agreement, the Managers and Officers shall have a fiduciary duty of loyalty and care to the Member similar to that of a director or officer, as the case may be, of a business corporation organized under the General Corporation Law of the State of Delaware.
     Section 5.02 Liability for Certain Acts. No Manager or Officer shall be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, except to the extent, if any, that the loss or damage shall have been the result of gross negligence, fraud, deceit, willful misconduct, or willful breach of this Agreement by such Manager or Officer.
     Section 5.03 No Liability for Company Obligations. Except as otherwise provided by the non-waivable provisions of the Act or by the express provisions of this Agreement, no Manager or Officer shall have any personal liability for any debts, obligations, liabilities or losses of the Company solely by reason of being or acting as a Manager of Officer.
     Section 5.04 No Exclusive Duty to Company. The Managers and Officers shall not have any exclusive duty to act on behalf of the Company. The Managers and Officers may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall have no right, by virtue of this Agreement, to share or participate in any other investments or activities of the Managers of Officers, and no Manager or Officer shall incur any liability to the Company as a result of engaging in any other business or venture.
     Section 5.05 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in this Agreement, facsimile signatures of any Officer or Manager may be used whenever and as authorized by the Board of Managers or a committee thereof.
     Section 5.06 Reliance upon Books, Reports and Records. Each Manager and each Officer shall, in the performance of his or her duties (whether as an officer or agent of the Company or as a member of the Board or any committee thereof), be fully protected in relying in good faith upon the books of account or other records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Managers, Officers or employees, or committees of the Board of Managers so designated, or by any other person as to matters which such Manager or Officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.
     Section 5.07 Agents. To the extent of their rights, powers, authorities and privileges set forth in this Agreement, the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

ARTICLE 6
NOTICES
     Section 6.01 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to the Member, any Manager or any Officer shall be in writing and may in every instance be effectively given (i) by hand delivery to the recipient thereof, (ii) by depositing such notice in the mails, postage paid, (iii) by sending such notice by prepaid telegram, or (iv) by transmitting such notice by any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process (any such form of communication, an “Electronic Transmission”). Any such notice shall be addressed to such Member, Manager or Officer at his or her last known address as the same appears on the books of the Company. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or transmitted by Electronic Transmission, shall be the time of the giving of the notice.
     Section 6.02 Waivers. A written waiver of any notice, signed by a Member, Manager or Officer, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such Member, Manager or Officer. Neither the business nor the purpose of any meeting need be specified in such a waiver.
ARTICLE 7
INDEMNIFICATION OF MANAGERS, OFFICERS, EMPLOYEES AND AGENTS
     Section 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Manager or Officer or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a Manager or Officer, or such a director, manager, officer, employee or agent or in any other capacity while serving as a Manager of Officer or such a director, manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act (but, in the case of any amendment to the Act effective after the date hereof, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Managers.
     Section 7.02 Right to Advancement of Expenses. The right to indemnification conferred in Section 7.01 shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Act so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a Manager or Officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article 7 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Article 7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be a Manager or Officer, or a director, manager, officer, employee or agent of another entity, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
     Section 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, an Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, such Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that; the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including the Board of Managers, independent legal counsel, or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Board of Managers, independent legal counsel, or its Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 7 or otherwise shall be on the Company.
     Section 7.04 Nonexclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Formation, this Agreement, any other agreement, vote or action of the Members, or disinterested Managers or otherwise.
     Section 7.05 Insurance. The Company may maintain insurance, at its expense, to protect itself and any Manager, Officer or employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.
     Section 7.06 Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time by the Board of Managers, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article 7 with respect to the indemnification and Advancement of Expenses of Managers and Officers.

ARTICLE 8
MEMBERS
     Section 8.01 No Liability for Company Obligations. Except as otherwise provided by the non-waivable provisions of the Act and by this Agreement, the Member shall have no personal liability for any debts, obligations, liabilities or losses of the Company solely by reason of being or acting as the Member.
     Section 8.02 Approval of the Member. Except as otherwise expressly provided in this Agreement, the Member shall have no voting or approval rights, and all actions may be taken by the Board of Managers in accordance with this Agreement without any further consent or approval of the Member.
     Section 8.03 Action by the Member Without a Meeting. Unless otherwise required in this Agreement, actions and consents of the Member may be communicated or reflected by Electronic Transmission, and no action need be taken at a formal meeting. Any action of the Member shall be effective when the Member delivers its written consent to the action to the Board of Managers. Any resolution adopted by the Board of Directors of the Member, whether at a meeting of the directors or by action by written consent, shall constitute an action or consent, as applicable, of the Member for all purposes of this Agreement and the Act, and shall be effective when a copy of such resolution is delivered by the Member to the Board of Managers or the Secretary of the Company.
     Section 8.04 Other Businesses. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, whether or not directly competitive with the business of the Company. The Company shall have no right, by virtue of this Agreement or the Member’s membership in the Company, to share or participate in any other investments or activities of the Member, and the Member shall not incur any liability to the Company as a result of engaging in any other business or venture.
     Section 8.05 Admission of Additional Members. The Company may not admit any additional members except in connection with an assignment of the Member’s Interests in accordance with Section 8.06.
     Section 8.06 Assignment. Except as provided in this Section 8.06, the Member may not assign, sell, gift, pledge, or otherwise transfer or encumber its Interests to any other Person, and any purported assignment not complying with this Section 8.06 shall be null and void ab initio and of no force or effect. The Member may assign its entire right, title and interest in all of its Interests to any other Person, in whole, but not in part, provided that the agreement effecting the assignment of the Interests provides that, effective at the time of such assignment, (A) the assignee is admitted as a member of the Company; (B) the assigning Member resigns as a member of the Company; and (C) the assignee will be bound by all of the terms and conditions of this Agreement as the “Member” hereunder. Upon the effective time of such assignment, the assignor shall cease to be, and the assignee shall become, a member of the Company and the “Member” hereunder.
ARTICLE 9
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS
     Section 9.01 Limited Liability Company Interests. The Company is authorized to issue a single class of Interests, including any and all benefits to which the holder of such Interests may be entitled pursuant to this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.
     Section 9.02 Initial and Additional Contributions. As of the date hereof, the Member has made an initial capital contribution of US $1,000 to the Company. The Member shall not be obligated to make any additional capital contributions; provided that the Member may elect to make an additional capital contribution from time to time in its sole discretion.
     Section 9.03 Loans. The Member may make one or more loans to, or borrow money from, the Company on such terms and conditions as may be approved by the Member.
ARTICLE 10
DISTRIBUTIONS TO THE MEMBER
     Section 10.01 Distributions. Except as otherwise provided in Section 10.02, distributable cash or other property shall be distributed to the Member at such times as the Board of Managers shall determine.
     Section 10.02 Limitation Upon Distributions. No distribution shall be made to the Member in respect of its Interests if, in the sole discretion of the Board of Managers: (i) the Company would not be able to pay its debts as they become due in the usual course of business; (ii) the Company’s total assets would be less than the sum of its total liabilities; or (iii) such distribution would otherwise constitute a violation of the Act.
     Section 10.03 Interest On and Return of Capital Contributions. The Member shall not be entitled to interest on the Member’s capital contribution or to a return of the Member’s capital contribution, except as otherwise specifically provided for herein.
ARTICLE 11
TAX CHARACTERIZATION
     Section 11.01 Tax Characterization. For so long as for federal income tax purposes the Member holds all of the Interests in the Company, and no Interests have been assigned as provided in § 702 of the Act or charged as provided in § 703 of the Act, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes.
ARTICLE 12
BOOKS AND RECORDS
     Section 12.01 Fiscal Year. The fiscal year of the Company shall be the fiscal year of the Member, or such other fiscal year as shall be fixed by the Board of Managers.
     Section 12.02 Records and Reports. At the expense of the Company, the Board of Managers shall maintain records and accounts of all operations and expenditures of the Company. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor shall be the independent public accounting firm selected from time to time by the Member. The Company shall keep at its principal place of business the following records:

          (a) a current list of the full name and last known address of the Member and each Manager;
          (b) copies of records to enable the Member to determine the voting rights, if any, of the Member;
          (c) a copy of the Certificate of Formation of the Company and all amendments thereto;
          (d) copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;
          (e) copies of this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time; and
          (f) copies of any financial statements of the Company (but if prepared at the election of the Board of Managers) for the three most recent years.
     Section 12.03 Inspection by Member. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Member, or its duly authorized representative during reasonable business hours. Neither the Company nor the Board of Managers shall have any right or authority to keep confidential from the Member any information that the Board of Managers would otherwise be permitted to keep confidential from the Member pursuant to Section 305(c) of the Act.
ARTICLE 13
DISSOLUTION AND TERMINATION
     Section 13.01 Dissolution. The Company shall be dissolved, and its affairs shall be wound up, only upon the occurrence of either of the following events: (i) the written consent of the Member; (ii) the retirement, resignation or dissolution of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, unless in either case the business of the Company is continued in a manner permitted by the Act, or (iii) by an entry or decree of judicial dissolution as contemplated under the Act. Without limiting the foregoing, the bankruptcy (as defined in Sections 101(1) and 304 of the Act) of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     Section 13.02 Effect of Dissolution. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 804 of the Act. Upon dissolution, the Board of Managers shall cause a statement of commencement of winding up to be filed and any notice required by the Act to be published. Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.
     Section 13.03 Return of Contribution; Nonrecourse to Other Members. Upon dissolution, each member shall look solely to the assets of the Company for the return of such member’s capital contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the capital contribution of one or more members, then such member or members shall have no recourse against any other member or, except as provided in Section 5.03, any Manager.
ARTICLE 14
MISCELLANEOUS PROVISIONS
     Section 14.01 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the Act as amended from time to time (or any corresponding provisions of succeeding law). This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements negotiated, executed and to be performed entirely within said State.
     Section 14.02 Execution of Additional Instruments. The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.
     Section 14.03 Headings. The Article, Section and other headings in this Agreement are inserted purely as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction, interpretation or enforcement of this Agreement or any of its terms or provisions.
     Section 14.04 Construction. Unless the context otherwise requires, whenever used herein,: (i) the words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”; (ii) pronouns in masculine, feminine, and neuter genders will be construed to include any other gender; (iii) words in the singular form will be construed to include the plural and vice versa; (iv) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision; (v) any reference to designated “Sections”, “Articles” or other subdivisions, Schedules or Exhibits, are to the designated Sections, Articles and other subdivisions of, or Schedule or Exhibit to, this Agreement; and (vi) the term “or” shall not be exclusive.
     Section 14.05 Time Periods. In applying any provision of this Agreement which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
     Section 14.06 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
     Section 14.07 Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the party hereto and its permitted legal representatives, successors and assigns.
     Section 14.08 Third Party Beneficiaries. This Agreement is made solely for the benefit of the parties hereto and their respective representatives, successors and assigns, and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.
     Section 14.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     Section 14.10 No Action for Partition. The Member has no right to maintain any action for partition with respect to the property of the Company.
     Section 14.11 Amendments. Any amendment, supplement or other modification to this Agreement must be made in writing and approved by the Member.
     Section 14.12 Conflicts with the Act. If any particular provision herein is construed to be in conflict with the provisions of the Act, the provisions of this Agreement shall control to the fullest extent permitted by applicable law. Any provision found to be invalid or unenforceable shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.
     Section 14.13 Entire Agreement. This Agreement and the certificates and other documents delivered pursuant to this Agreement contain the entire agreement by the party with respect to the matters described herein, and supersede all prior agreements, written or oral, with respect thereto.
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     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth on the first page of this Agreement.

Northrop Grumman Space & Mission Systems Corp., sole Member
By:	/s/ Mark Rabinowitz
Mark Rabinowitz
President and Treasurer

SCHEDULE A
INITIAL MANAGERS OF THE COMPANY
Gary W. McKenzie
Mark Rabinowitz
Kathleen M. Salmas
Schedule A

SCHEDULE B
INITIAL OFFICERS OF THE COMPANY

Officer	Office
Rabinowitz, Mark	President and Treasurer
McKenzie, Gary W.	Vice President
Salmas, Kathleen M.	Secretary
Schedule B